EXHIBIT 99.1

Investor Relations Contact:

Michael Yonker

Chief Financial Officer

InFocus Corporation

(503) 685-8609

InFocus® Announces Preliminary First Quarter Results

Final results to be released April 26, 2005

WILSONVILLE, Ore., April 11, 2005 – InFocus® Corporation (Nasdaq: INFS) today announced preliminary financial results for the first quarter ended March 31, 2005.

Revenues for the first quarter are expected to be between $136 million to $138 million, compared to the company’s previous outlook of $150 million to $160 million.  Gross margins are expected to come in between 7% and 8% compared to the previous outlook of between 16% and 18%.  Write downs for remanufactured product inventories, service spare parts, and slow moving finished goods impacted margins between two and three points for the quarter.

In addition, in line with previous guidance for the quarter, operating expenses are expected to be between $28 million and $29 million, inventory is expected to decline approximately $27 million, the realized gain on sale of marketable securities is expected to be approximately $9 million, and the restructuring charge related to reducing Norway operations is expected to be approximately $4.4 million.

As a result, the company expects to report an operating loss for the first quarter ranging between $21.4 million and $23.4 million and a net loss per share for the first quarter between $0.30 and $0.35 per share.  Excluding restructuring charges, the range of operating loss is between $17.0 million and $19.0 million and the range of net loss per share is between $0.19 and $0.24 per share.

“The first quarter has historically been very price competitive for our industry due to the typical March 31 fiscal year end selling pressure from our Japanese competitors.  This year, the level of excess inventory available across the industry further exacerbated the competitive pricing environment resulting in lower revenues and gross margins for us across all three of our geographic regions,” said Kyle Ranson, President and CEO of InFocus.  “Despite the revenue shortfall, we were able to increase cash and marketable securities and achieve our inventory reduction target during the quarter,” added Ranson.

The company’s balance sheet remains strong with total cash and marketable securities as of the end of March expected to be approximately $73 million with no outstanding borrowings.  Inventory levels are expected to be approximately $128 million as of the end of the quarter, a reduction of approximately $27 million during the first quarter.

Reconciliation of GAAP and Pro Forma Information

The company expects to record non-recurring charges that are excluded from operating losses and net loss per share for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Final Quarterly Results to be Released April 26, 2005

The company is scheduled to release its first quarter 2005 financial results on April 26, 2005 and will hold a conference call at 11:00 a.m. eastern time that same day. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  An audio replay will be available until May 3 by dialing (888) 509-0081 (U.S. participants) or (416) 695-5275 (outside U.S. participants.)

Safe Harbor Statement

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve, and commencement of operations and initial product shipments by our newly formed joint venture with TCL Corporation; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components, and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, rear projection televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

(Unaudited)

	First Quarter 2005 Operating Loss Range
	High	Low

GAAP Operating Loss	$(23.4)	$(21.4)

Adjustments:

Restructuring charges, net of income taxes	$4.4	$4.4

Proforma excluding non-recurring adjustments	$(19.0)	$(17.0)

	First Quarter 2005 Net Loss Per Share Range
	High	Low

GAAP Net Loss Per Share	$(0.35)	$(0.30)

Adjustments:

Restructuring charges, net of income taxes	$0.11	$0.11

Proforma excluding non-recurring adjustments	$(0.24)	$(0.19)